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                                  EXHIBIT 10(p)

              Letter Agreement, dated October 14, 2001, between the
                          Registrant and Hadia Lefavre



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                                                              October 14, 2001


Ms. Hadia Lefavre
196 Reinhard
Columbus, Ohio 43206

Dear Hadia:

         This letter is intended to memorialize the agreement we have reached regarding your continued employment with The Scotts Company (the "Company"). We have agreed as follows:

         1. You agree to continue in your present position as Executive Vice President - Human Resources until the earlier of:

             (a) September 30, 2002;

             (b) the date the Company terminates your employment without Cause
                 (as that term is defined in the Company's 1996 Stock Option
                 Plan);

             (c) the date of your death or total disability; or

             (d) the effective date of a Change of Control (as that term is defined in the Company's 1996 Stock Option Plan).

             Each of the dates set forth above is hereinafter referred to as the "Termination Date."

         2. You presently have 60,000 options to purchase common shares of the Company that have vested and 40,000 options that have not vested. On the Termination Date, you shall be granted retirement status from the Company and the 100,000 options referenced above shall all vest according to the terms of the Company's 1996 Stock Option Plan.

         3. In addition to the options referenced in paragraph 2 above, it is expected that you will be granted an additional 17,000 options in October or November of this year. On the Termination Date, you may choose either:

             (a) to keep these options and have them vest according to the terms of the Company's 1996 Stock Option Plan; or

             (b) to require the Company to redeem these options and to pay you the Black-Scholes value of these options (calculated as of the date of the grant) in cash within 30 days of the Termination Date.

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         4.  On the Termination Date, you shall be entitled to receive a payment
             (in 12 equal monthly installments, beginning in the month following the Termination Date) equal to your current annual salary plus your target bonus in effect at the Termination Date.

         5. Following the Termination Date, you shall be reimbursed up to $50,000 for the commission paid on the sale of your house in Columbus, Ohio and your actual moving expenses from Columbus to Philadelphia. Reimbursement shall be made against paid receipts submitted to the Company.

         The terms of this letter supercede the provisions of the paragraph entitled "Separation Agreement" in the letter agreement between you and the Company dated March 16, 1999. In addition, I am certain you understand that the agreements set forth in this letter do not apply should you voluntarily terminate your employment with the Company prior to September 30, 2002 or should the Company terminate your employment for Cause.

         Two copies of this letter are enclosed. Finally, this agreement is subject to final approval by the Board of Directors. In the event that such approval is not obtained, the original "separation agreement" referenced in the preceding paragraph shall remain in effect.

         Please indicate your agreement with the terms set forth herein by executing one copy of this letter and returning it to me. The second copy is for your records.

         Hadia, I am pleased that we could reach agreement on the matters set forth above and I look forward to working with you for the balance of this fiscal year.

                              Very truly yours,

                              /s/ James Hagedorn

                              James Hagedorn
                              President and Chief Executive Officer

Dear Jim:

         I agree that this letter sets forth the agreements you and I have reached regarding my continued employment with the Company. I understand this agreement was approved by the Compensation Committee of October 23, 2001.

                             /s/ Hadia Lefavre
                             -----------------------------------
                             Hadia Lefavre